Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 31, 2008, with respect to the consolidated financial statements of Home Services Company, LLC and Subsidiaries included in this Form 8-K dated April 9, 2008 in the Registration Statements pertaining to the Western Industries Retirement Savings Plan 401k, Registration Statement (Form S-8 No. 333-143693), the Rollins 401k Plan, Registration Statement (Form S-8 No. 333-143692), the Rollins, Inc. Deferred Compensation Plan, Registration Statement (Form S-8 No. 333-129789), the Rollins, Inc. 1998 Employee Stock Incentive Plan, Registration Statement (Form S-8 No. 333-49308), the Rollins, Inc. 1994 Employee Stock Plan, Registration Statement (Form S-8 No. 33-52355), and the Rollins Retirement Account, Registration Statement (Form S-8 No. 33-47528) and Registration Statement (Form S-8 No. 33-26056) of Rollins, Inc.

/s/ Ernst & Young

Dallas, Texas

April 3, 2008